Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Third Quarter 2018 Results

Value, E-Commerce and Mass Retail Drive Revenues

FAIRPORT HARBOR, Ohio – November 7, 2018 — OurPet’s Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported operating results for the three months ended September 30, 2018.

Third Quarter 2018 Summary

•	Increased net revenue by 4.1% to $7.2 million for the third quarter of 2018 compared to $6.9 million in the third quarter of 2017;

•	Grew Food, Drug and Mass (FDM) Retail business by 8.6% in the third quarter of 2018 compared to the third quarter of 2017;

•	Grew E-Commerce sales by 28% to $1.1 million for the third quarter of 2018 compared to $0.9 million in the third quarter of 2017;

•	Grew the Value channel 36% to $616,000 for the third quarter of 2018 compared to $455,000 in the third quarter of 2017: and

•	Reported net income of $213,132 vs. $432,907 the third quarter of 2017;

“We continue to execute on our strategy of driving sales within the E-Commerce, Value, and FDM channels as our team delivered its second consecutive quarter of sales growth,” said Dr. Steven Tsengas, Chairman and CEO of OurPet’s. “We are pleased with the top-line growth of 4% over the same quarter a year ago, particularly given the headwinds and declining sales volumes in the Pet Specialty channel. The E-Commerce and Value channels are showing sales growth as a result of our continuing investments and the shift in consumer’s pet product buying preferences.  The FDM retail channel continues to be reliable and we are excited to see strong sales growth of 8.6% over the prior year comparable period. In fact, FDM sales as a percentage of total sales increased to 38.8% from 37.2% from the same period a year ago. We have renewed confidence that the efforts we have undertaken over the last 18 months - of strengthening the sales function and diversifying into growing market channels - are beginning to take hold. October 2018 sales exceeded management’s expectations and have put the Company on track for a strong start to what is our largest quarter due to the busy holiday shopping period.”

“With respect to sales growth $’s, the largest growing channel remains E-Commerce with sales growth of +28% quarter-over-quarter and +21% year-over-year. The channel now makes up 17% of our total sales, up from about 14% last year. The Value channel continues to grow, +36% over last year’s third quarter. The Pet Specialty channel was down about 18% compared to the same prior year quarter as the channel struggles for foot traffic against all other competing channels. We will continue to drive Pet Specialty sales by delivering electronic cat toys, all forms of innovative catnip as well as made in the USA durable dog toys. This channel still accounts for around 30% of our overall sales, down from the 38% of sales for the same year-ago period.”

Dr. Tsengas continued, “Private Label sales remain around 13% of total sales, similar to the 2017 third quarter and YTD periods.  However, we know that our major customers are gravitating towards Private Label branding to increase their profit margins. OurPet’s is ready to capitalize on this trend by offering a Private Label program option with the value of a turnkey operation. International sales for the quarter declined about 8% compared to a year ago, however they were only down about 2% for the year to date comparable prior year period. For the quarter and year to date, international sales comprised about 8% and 9.5% respectively of the company’s total sales.”

Mr. Dean Tsengas, Chief Operating Officer noted, “Although we drove top line revenue growth, our net income declined, primarily due to our strategy of proactively responding to competitive forces such as lower pricing, increased promotions, marketing coop funds, accelerated new product development and launches, and competing in select market penetration. As a result, gross profit decreased about $184,000 in the third quarter of 2018 when compared to the prior-year period. The cost reductions our global sourcing team have negotiated from our vendors are expected to materialize in the fourth quarter of 2018 and beyond, after we have sold through existing inventory.”

Dr. Tsengas summarized, “These last two years have clearly been a transition for us. We’ve upgraded our sales team, added global sourcing, expanded our cat product offerings and added a very robust dog toy line. During this period, the marketplace has continued to evolve with movement more towards E-Commerce and Value brick and mortar chains. OurPet’s is well positioned as these channels become the new normal for pet retail. Our customer base is solid, broad, and growing. We’ve added several new national customers and made inroads into a new channel of “Farm and Fleet” customers that we believe have the potential to generate a solid revenue stream. Our balance sheet is stronger than ever with total liabilities to total shareholder equity now under 40%. We enter the fourth quarter with momentum from a strong October and a healthy sales backlog.”

2018 Third-Quarter Results

Net revenue increased 4.1% to $7,187,346 for the third quarter of 2018 compared to revenues of $6,905,160 for the prior-year period. The approximate $282,000 increase was due to strong sales growth in three channels: 9% in the FDM, 28% in E-Commerce. and 36% from the Value channel. Most of our sales growth came from our Toys/Accessories product category, particularly electronic toys, dog plush toys, cat wands and mice. Offsetting these channels’ sales growth was a decline in Pet Specialty sales of about 18% or down about $490,000 compared to the same year-ago period.

Gross profit was $2,005,294 for the third quarter 2018, a decrease of 8.4% compared to $2,189,279 for the prior-year period. Gross profit margin decreased to 27.9% from 31.7% in the prior-year period.

Net income was $213,132 in the third quarter of 2018, a decrease of 50.8% compared to $432,907 for the prior-year period. Net income per diluted share was $0.01 compared to $0.02 in the prior-year period, based on weighted average shares of 19,874,829 for the current quarter compared to a weighted average of 20,001,903 shares for the prior-year period.

Adjusted EBITDA was $462,972 for the third quarter of 2018, a decrease of 36.4 compared to $727,658 for the prior-year period. A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

2018 First Nine Months Results

Net revenue increased 1% to $19,831,275 for the first nine months of 2018 compared to revenues of $19,625,770 for the same prior-year period. The approximate $206,000 increase was due to a 21.2% ($590,000) increase in E-Commerce sales, a 6.7% ($501,000) growth in the FDM channel and a 21.4% ($235,000) sales growth in the Value channel. These channel sales increases were offset by a decrease in the Pet Specialty channel of about 16% ($1,124,000) primarily due to decreases in Bowl/Feeder sales as these customers continue to pursue direct import sourcing. The Toys/Accessories product category increased about 5% over the same prior year-ago period while Bowls/Feeders grew about 1% and Edibles/Consumables products declined about 11% from the same year-ago period. Waste and Odor product sales remained about the same as the same prior year comparable period.

Gross profit was $5,471,475 for the first nine months of 2018, a decrease of 11.9% compared to $6,207,865 for the prior-year period. Gross profit margin decreased to 27.6% from 31.6% in the prior-year period.

Net income was $506,103 in the first nine months of 2018, a decrease of 52.4% compared to $1,062,902 for the prior-year period. Net income per diluted share was $0.02 compared to $0.05 in the prior-year period, based on weighted average shares of 19,950,053 for the first nine months compared to a weighted average of 19,009,304 shares for the prior-year period.

Adjusted EBITDA was $1,092,866 the first nine months of 2018, a decrease of 39.1% compared to $1,794,990 for the prior-year period.  A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company
Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Mr. Scott Mendes, CFO

(440) 354-6500, X109

 OURPET'S COMPANY AND SUBSIDIARIES

  CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net revenue	$7,187,346	$6,905,160	$19,831,275	$19,625,770
Cost of goods sold	5,182,052	4,715,881	14,359,800	13,417,905
Gross profit on sales	2,005,294	2,189,279	5,471,475	6,207,865

Selling, general and administrative expenses	1,747,971	1,623,231	4,909,923	4,864,745

Income from operations	257,323	566,048	561,552	1,343,120

Other income	(43,455)	(4,849)	(27,001)	9,395
Interest expense	34,119	30,003	91,473	74,762
Income before taxes	266,659	540,894	497,080	1,258,963

Income Tax expense	53,527	107,987	(9,023)	196,061
Net Income	$213,132	$432,907	$506,103	$1,062,902

Basic Net Income Per Common Share
After Dividend Requirements For Preferred Stock	$0.01	$0.02	$0.03	$0.06

Fully Diluted Net Income Per Common Share
After Dividend Requirements For Preferred Stock	$0.01	$0.02	$0.02	$0.05

Weighted average number of common shares
outstanding used to calculate basic earnings per share	19,820,566	19,526,135	19,811,835	18,543,256

Weighted average number of common and
equivalent shares outstanding used to calculate diluted earnings per share	19,874,829	20,001,903	19,950,053	19,009,304

 OURPET'S COMPANY AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
ASSETS
Cash and equivalents	$610,934	$522,170
Investments	1,552,671	993,911
Receivables, net	4,815,025	5,425,513
Inventories, net	7,611,167	7,235,440
Prepaid expenses	917,935	1,000,679
Total current assets	15,507,732	15,177,713

LONG TERM ASSETS
Property and equipment, net	1,991,118	1,997,186
Amortizable Intangible Assets, net	407,105	421,078
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	25,000	25,900
Total long term assets	2,968,062	2,989,003

Total assets	$18,475,794	$18,166,716

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	553,770	561,723
Accounts payable	743,863	792,122
Accrued expenses	449,457	691,293
Total current liabilities	1,747,090	2,045,138

LONG TERM LIABILITIES
Long-term debt - less current portion above	750,142	1,172,374
Revolving line of credit	2,388,915	1,777,907
Deferred income taxes	215,200	325,223
Total long term liabilities	3,354,257	3,275,504

Total liabilities	5,101,347	5,320,642

Stockholders' Equity	13,374,447	12,846,074

Total liabilities and stockholders' equity	$18,475,794	$18,166,716

EBITDA			1st nine months		Q3'18 Variance vs. Q3'17		2018 vs 2017 Variance YTD
	Q3'18	Q3'17	2018	2017	$'s	%	$'s	%

Net Income	$213,132	$432,907	$506,103	$1,062,902	$(219,775)	-50.77%	$(556,799)	-52.38%
Interest expense	$34,119	$30,003	$91,473	$74,762	$4,116	13.72%	$16,711	22.35%
Tax Expense (Benefit)	$53,527	$107,987	$(9,023)	$196,061	$(54,460)	-50.43%	$(205,084)	-104.60%
Depreciation	$141,444	$135,339	$441,855	$398,063	$6,105	4.51%	$43,792	11.00%
Amortization	$14,750	$15,422	$44,458	$45,202	$(672)	-4.36%	$(744)	-1.65%
Total EBITDA	$456,972	$721,658	$1,074,866	$1,776,990	$(264,686)	-36.68%	$(702,124)	-39.51%

Stock Options expense	$6,000	$6,000	$18,000	$18,000	$-	0.00%	$-	0.00%
Warrants expense	$-	$-	$-	$-
Total Adjusted EBITDA	$462,972	$727,658	$1,092,866	$1,794,990	$(264,686)	-36.38%	$(702,124)	-39.12%

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.